Investor Relations Contact:
Michael J. Melnyk, CFA
732-870-4581
mmelnyk@commvault.com

Commvault Announces Fiscal 2023 Second Quarter Financial Results
--- Software and products revenue up 10% year over year; 16% constant currency ---
--- Total revenue up 6% year over year; 12% constant currency ---
--- Annualized recurring revenue (ARR) up 11% year over year; 18% constant currency ---

Second quarter highlights include:

Second quarter
GAAP Results:
Revenues	$188.1 million
Income from Operations (EBIT)	$9.3 million
EBIT Margin	5.0%
Diluted Earnings Per Share	$0.10

Non-GAAP Results:
Income from Operations (EBIT)	$35.4 million
EBIT Margin	18.8%
Diluted Earnings Per Share	$0.57

Tinton Falls, N.J. – November 1, 2022 – Commvault [NASDAQ: CVLT] today announced its financial results for the second quarter ended September 30, 2022.

“Our fiscal Q2 record results and double-digit constant currency growth reinforce that customers see the value of Commvault’s software and SaaS solutions," said Sanjay Mirchandani, President and CEO. “We believe our comprehensive data protection portfolio has never been more important in today’s increasingly difficult world.”

Total revenues for the second quarter of fiscal 2023 were $188.1 million, an increase of 6% year over year. On a year over year constant currency basis, total revenue growth would have been 12%. Total recurring revenue was $158.2 million, an increase of 12% year over year. On a year over year constant currency basis, total recurring revenue growth would have been 19%. Recurring revenue represented 84% of total revenue.

Annualized recurring revenue (ARR), which is the annualized value of all active Commvault recurring revenue streams at the end of the reporting period, was $604.4 million as of September 30, 2022, up 11% from September 30, 2021. On a year over year constant currency basis, ARR growth would have been 18%.

Software and products revenue was $82.8 million, an increase of 10% year over year. The year over year increase in software and products revenue was driven by an 18% increase in larger deals (deals with greater than $0.1 million in software and products revenue). On a year over year constant currency basis, software and products revenue growth would have been 16%.

Larger deal revenue represented 72% of our software and products revenue in the three months ended September 30, 2022. The number of larger deal revenue transactions was 173 for the three months ended September 30, 2022, compared to 163 for the three months ended September 30, 2021. The average dollar amount of larger deal revenue transactions was approximately $346,000, representing an 11% increase from the prior year.

Services revenue in the quarter was $105.2 million, an increase of 3% year over year. Services revenue continues to grow primarily due to the increase in Metallic.

On a GAAP basis, income from operations (EBIT) was $9.3 million for the second quarter compared to $2.3 million in the prior year. Non-GAAP EBIT was $35.4 million in the quarter compared to $31.0 million in the prior year.

Operating cash flow totaled $49.8 million for the second quarter of fiscal 2023 compared to $26.1 million in the prior year quarter. Total cash was $262.5 million as of September 30, 2022 compared to $267.5 million as of March 31, 2022.

During the second quarter of fiscal 2023, Commvault repurchased approximately 703,000 shares of its common stock totaling $39.9 million at an average price of approximately $56.74 per share.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Use of Non-GAAP Financial Measures

Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income, non-GAAP diluted earnings per share and annualized recurring revenue (ARR). This financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Commvault has also provided software and products, services and total revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations.

All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional Federal Insurance Contribution Act (FICA) and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards, restructuring costs, the noncash amortization of intangible assets and, for fiscal year 2022, certain costs related to key employees of Hedvig. These expenses are further discussed in Table IV. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short- and long-term plans, Commvault does not consider such expenses.

Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components that Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Due to the limitations related to the use of non-GAAP measures, Commvault’s management assists investors by providing a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault's management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted earnings per share (EPS). In addition to the adjustments discussed in non-GAAP income from operations, non-GAAP net income and non-GAAP diluted EPS incorporates a non-GAAP effective tax rate of 27%.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. The GAAP tax rates in recent fiscal years were not meaningful percentages due to the dollar amount of GAAP pre-tax income. For the same reason as the GAAP tax rates, the estimated cash tax rates in recent fiscal years are not meaningful percentages. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over time, Commvault believes its GAAP and cash tax rates will align.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host a conference call today, November 1, 2022 at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss quarterly results. The live webcast and call dial-in numbers can be accessed by registering under the "Events" section of Commvault's website. An archived webcast of this conference call will also be available following the call.

About Commvault
Commvault is a global leader in data management. Our Intelligent Data Services help your organization do amazing things with your data by transforming how you protect, store, and use it. We provide a simple and unified Data Management Platform that spans all your data – regardless of where it lives (on-premises, hybrid, or multi-cloud) or how it's structured (legacy applications, databases, VMs, or containers). Commvault solutions are available through any combination of software subscriptions, integrated appliances, partner-managed, or Software as a Service (SaaS) via our Metallic portfolio. Visit www.Commvault.com or follow us @Commvault.

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report on Form 10-K and "Item 1A. Risk Factors" in our most recent quarterly report on Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements.

Table I

Commvault Systems, Inc.

Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Software and products	$82,825	$75,261	$175,261	$157,423
Services	105,232	102,579	210,777	203,838
Total revenues	188,057	177,840	386,038	361,261
Cost of revenues:
Software and products	2,286	2,894	7,186	5,200
Services	30,016	23,680	58,873	46,649
Total cost of revenues	32,302	26,574	66,059	51,849
Gross margin	155,755	151,266	319,979	309,412
Operating expenses:
Sales and marketing	81,299	82,928	166,218	159,289
Research and development	37,053	37,726	77,166	73,861
General and administrative	25,553	25,358	52,529	51,787
Restructuring	—	636	2,132	2,082
Depreciation and amortization	2,537	2,352	5,172	4,633
Total operating expenses	146,442	149,000	303,217	291,652
Income from operations	9,313	2,266	16,762	17,760
Interest income	291	289	552	423
Interest expense	(105)	—	(210)	—
Other income (expense), net	154	—	(235)	—
Income before income taxes	9,653	2,555	16,869	18,183
Income tax expense	5,135	824	8,840	2,555
Net income	$4,518	$1,731	$8,029	$15,628
Net income per common share:
Basic	$0.10	$0.04	$0.18	$0.34
Diluted	$0.10	$0.04	$0.18	$0.33
Weighted average common shares outstanding:
Basic	44,759	45,743	44,751	45,960
Diluted	45,540	47,599	45,745	47,936

Table II

Commvault Systems, Inc.

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	March 31,
	2022	2022
ASSETS
Current assets:
Cash and cash equivalents	$262,485	$267,507
Trade accounts receivable, net	170,166	194,238
Other current assets	23,225	22,336
Total current assets	455,876	484,081

Property and equipment, net	102,562	106,513
Operating lease assets	11,853	14,921
Deferred commissions cost	52,300	52,974
Intangible assets, net	2,917	3,542
Goodwill	127,780	127,780
Other assets	26,500	26,269
Total assets	$779,788	$816,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$200	$432
Accrued liabilities	86,251	121,837
Current portion of operating lease liabilities	3,932	4,778
Deferred revenue	259,013	267,017
Total current liabilities	349,396	394,064

Deferred revenue, less current portion	151,968	150,180
Deferred tax liabilities, net	731	808
Long-term operating lease liabilities	8,738	11,270
Other liabilities	3,692	3,929

Total stockholders’ equity	265,263	255,829
Total liabilities and stockholders’ equity	$779,788	$816,080

Table III

Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Cash flows from operating activities
Net income	$4,518	$1,731	$8,029	$15,628
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,878	2,665	5,855	5,258
Noncash stock-based compensation	25,327	26,449	56,422	48,260
Noncash change in fair value of equity securities	(155)	—	234	—
Amortization of deferred commissions cost	5,442	4,484	10,756	8,650
Changes in operating assets and liabilities:
Trade accounts receivable, net	6,474	(6,535)	15,863	27,519
Operating lease assets and liabilities, net	102	(391)	(181)	(544)
Other current assets and Other assets	2,249	3,248	(461)	(4,346)
Deferred commissions cost	(6,365)	(6,956)	(13,017)	(12,897)
Accounts payable	(695)	48	(213)	(193)
Accrued liabilities	2,762	115	(28,604)	(25,952)
Deferred revenue	6,206	1,162	16,464	1,831
Other liabilities	1,101	39	1,130	56
Net cash provided by operating activities	49,844	26,059	72,277	63,270
Cash flows from investing activities
Purchase of property and equipment	(514)	(551)	(1,381)	(1,993)
Purchase of equity securities	(778)	(2,706)	(1,793)	(2,706)
Net cash used in investing activities	(1,292)	(3,257)	(3,174)	(4,699)
Cash flows from financing activities
Repurchase of common stock	(39,864)	(90,044)	(58,787)	(180,092)
Proceeds from stock-based compensation plans	6,672	7,826	7,359	23,261
Payment of debt issuance costs	—	—	(63)	—
Net cash used in financing activities	(33,192)	(82,218)	(51,491)	(156,831)
Effects of exchange rate — changes in cash	(11,588)	(3,926)	(22,634)	(3,170)
Net increase (decrease) in cash and cash equivalents	3,772	(63,342)	(5,022)	(101,430)
Cash and cash equivalents at beginning of period	258,713	359,149	267,507	397,237
Cash and cash equivalents at end of period	$262,485	$295,807	$262,485	$295,807

Table IV

Commvault Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures and Other Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$9,313	$2,266	$16,762	$17,760
Noncash stock-based compensation (1)	25,327	26,199	55,135	47,888
FICA and payroll tax expense related to stock-based compensation (2)	425	495	1,335	1,458
Restructuring (3)	—	636	2,132	2,082
Amortization of intangible assets (4)	312	—	626	—
Hedvig deferred payments (5)	—	1,405	—	2,811
Non-GAAP income from operations	$35,377	$31,001	$75,990	$71,999

GAAP net income	$4,518	$1,731	$8,029	$15,628
Noncash stock-based compensation (1)	25,327	26,199	55,135	47,888
FICA and payroll tax expense related to stock-based compensation (2)	425	495	1,335	1,458
Restructuring (3)	—	636	2,132	2,082
Amortization of intangible assets (4)	312	—	626	—
Hedvig deferred payments (5)	—	1,405	—	2,811
Non-GAAP provision for income taxes adjustment (6)	(4,508)	(7,624)	(11,706)	(16,999)
Non-GAAP net income	$26,074	$22,842	$55,551	$52,868

Diluted weighted average shares outstanding	45,540	47,599	45,745	47,936
Non-GAAP diluted earnings per share	$0.57	$0.48	$1.21	$1.10

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Subscription software and products revenue	$62,994	$47,605	$137,632	$97,123
Perpetual software and products revenue	19,831	27,656	37,629	60,300
Total software and products revenue	$82,825	$75,261	$175,261	$157,423
Subscription as a % of total software and products revenue	76%	63%	79%	62%

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Subscription software and products revenue	$62,994	$47,605	$137,632	$97,123
Recurring support and services revenue	95,253	93,109	191,435	185,759
Total recurring revenue	$158,247	$140,714	$329,067	$282,882
Percentage of total revenues	84%	79%	85%	78%

Perpetual software and products revenue	$19,831	$27,656	$37,629	$60,300
Non-recurring services revenue	9,979	9,470	19,342	18,079
Total non-recurring revenue	$29,810	$37,126	$56,971	$78,379
Percentage of total revenues	16%	21%	15%	22%

Total Revenue (7)	$188,057	$177,840	$386,038	$361,261

	Measures at period ending
	September 30, 2021	March 31, 2022	September 30, 2022 (9)
Annualized Recurring Revenue (8)	$542,564	$583,254	$604,392

	Three Months Ended September 30, 2022			Six Months Ended September 30, 2022
	Americas	International (10)	Total	Americas	International (10)	Total
Software and Products Revenue	$53,163	$29,662	$82,825	$112,843	$62,418	$175,261
Customer Support Revenue	45,973	32,023	77,996	94,004	65,309	159,313
Other Services Revenue	17,055	10,181	27,236	31,953	19,511	51,464
Total Revenue	$116,191	$71,866	$188,057	$238,800	$147,238	$386,038

	Three Months Ended September 30, 2021			Six Months Ended September 30, 2021
	Americas	International (10)	Total	Americas	International (10)	Total
Software and Products Revenue	$44,185	$31,076	$75,261	$95,972	$61,451	$157,423
Customer Support Revenue	51,207	36,246	87,453	103,081	73,341	176,422
Other Services Revenue	9,393	5,733	15,126	16,703	10,713	27,416
Total Revenue	$104,785	$73,055	$177,840	$215,756	$145,505	$361,261

	Three Months Ended September 30, 2022		Six Months Ended September 30, 2022
	Sequential	Year Over Year	Year Over Year
Non-GAAP software and products revenue reconciliation
GAAP software and products revenue	$82,825	$82,825	$175,261
Adjustment for currency impact	1,729	4,397	8,257
Non-GAAP software and products revenue on a constant currency basis (11)	$84,554	$87,222	$183,518

	Three Months Ended September 30, 2022		Six Months Ended September 30, 2022
	Sequential	Year Over Year	Year Over Year
Non-GAAP services revenue reconciliation
GAAP services revenue	$105,232	$105,232	$210,777
Adjustment for currency impact	2,431	6,174	11,025
Non-GAAP services revenue on a constant currency basis (11)	$107,663	$111,406	$221,802

	Three Months Ended September 30, 2022		Six Months Ended September 30, 2022
	Sequential	Year Over Year	Year Over Year
Non-GAAP total revenue reconciliation
GAAP total revenues	$188,057	$188,057	$386,038
Adjustment for currency impact	4,160	10,571	19,282
Non-GAAP total revenues on a constant currency basis (11)	$192,217	$198,628	$405,320

Footnotes - Adjustments

(1)Represents noncash stock-based compensation charges associated with restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Cost of services revenue	$1,226	$1,042	$2,469	$2,227
Sales and marketing	10,165	9,974	21,558	17,282
Research and development	7,793	8,410	17,034	15,595
General and administrative	6,143	6,773	14,074	12,784
Stock-based compensation expense	$25,327	$26,199	$55,135	$47,888

The table above excludes stock-based compensation expense related to the Company's restructuring activities described below in footnote three.

(2)Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in-the-money stock options or vest in restricted stock awards.

(3)In recent fiscal years, Commvault initiated restructuring plans to increase efficiency in its sales, marketing and distribution functions as well as reduce costs across all functional areas. These restructuring charges relate primarily to severance and related costs associated with headcount reductions, as well as the closure of offices. During the fourth quarter of fiscal 2022, Commvault initiated a restructuring plan to combine the management of its EMEA and APJ field operations. Restructuring includes stock-based compensation related to modifications of awards granted to former employees. Management believes, when used as a supplement to GAAP results, that the exclusion of these charges will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(4)Represents noncash amortization of intangible assets.

(5)In connection with the acquisition of Hedvig Inc., certain Hedvig shareholders received cash payments for the 30 months following the date of acquisition, subject to their continued employment with Commvault. While these payments were proportionate to these shareholders' ownership of Hedvig, under GAAP they are accounted for as compensation expense within research and development expenses over the course of the 30 month service period. Management believes, when used as a supplement to GAAP results, that the exclusion of these non-routine expenses will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods. These payments were completed in fiscal 2022.

(6)The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of 27%.

(7)This table includes the following financial metrics that are derived from Commvault’s GAAP recognized revenue:

Subscription software and products revenue - The amounts included on this line include the software and product portion of a) non-cancellable term-based, or subscription, licenses that expire at the end of the contractual term; and b) “pay-as-you-go” utility arrangements based on product usage that are structured with no guaranteed minimums. These revenues are included in software and products revenue on Commvault’s consolidated statement of operations.

Perpetual software and products revenue - The amounts included on this line are primarily associated with revenue from the sale of perpetual software licenses. These revenues are included in software and products revenue on Commvault’s consolidated statement of operations.

Recurring support and services revenue - The amounts included on this line consist primarily of maintenance and support revenues associated with the sale of both subscription and perpetual software arrangements. This revenue is included in services revenue on Commvault’s consolidated statement of operations. This line also includes revenue from Metallic contracts.

Non-recurring services revenue - The amounts included on this line are primarily revenues associated with Commvault’s installation and consultation services. These revenues are included in services revenue on Commvault’s consolidated statement of operations.

Management believes that reviewing these metrics, in addition to GAAP results, helps investors and financial analysts understand the recurring nature of certain revenue amounts and trends as compared to prior periods.

Note that nearly all of Commvault’s software and product revenue is related to solutions that are run in the customer’s environment. As a result, as required under ASC 606, substantially all of Commvault’s software and product revenue is recognized at a point in time, when it is delivered to the customer, and not ratably over the course of a contractual period. This is the case for both perpetual software licenses and subscription software licenses. Metallic revenue is recognized over time as services revenue.

(8)Annualized Recurring Revenue (ARR) is defined as the annualized recurring value of all active contracts at the end of a reporting period. It includes the following contract types: subscription agreements (including utility), maintenance contracts related to perpetual licenses, other extended maintenance contracts (enterprise support), managed services, and Metallic. It excludes any element of the deal arrangement that is not expected to recur, primarily perpetual licenses and most professional services. Contracts are annualized by dividing the total contract value by the number of days in the contract term, then multiplying by 365.

ARR should be viewed independently of GAAP revenue, deferred revenue and unbilled revenue and is not intended to be combined with or to replace those items. ARR is not a forecast of future revenue. Management believes that reviewing this metric, in addition to GAAP results, helps investors and financial analysts understand the value of Commvault's recurring revenue streams versus prior periods.

(9)The change in foreign exchange rates from March 31, 2022 to September 30, 2022 reduced ARR by approximately $30 million. The foreign exchange rate impact from September 30, 2021 to September 30, 2022 was approximately $35 million.

(10)During the fourth quarter of fiscal 2022, Commvault combined the management of its EMEA and APJ field organizations into one International region (Europe, Middle East, Africa, Australia, India, Japan, Southeast Asia, China). The Americas region includes the United States, Canada, and Latin America.

(11)Revenues on a constant currency basis are calculated using the average foreign exchange rates from a previous period and applying these rates to foreign-denominated revenues in the corresponding period of fiscal 2023. The difference between revenue calculated based on these foreign exchange rates and revenues calculated in accordance with GAAP is listed as adjustment for currency impact in the tables above.